Registration No. 333-

As filed with the Securities and Exchange Commission on May 6, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAYTHEON COMPANY

(Exact name of registrant as specified in its charter)

Delaware	95-1778500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

870 Winter Street, Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip Code)

Raytheon Company 2001 Stock Plan

Raytheon Company 1997 Nonemployee Directors Restricted Stock Plan

(Full titles of the plans)

Jay B. Stephens, Esq.

Senior Vice President and General Counsel

Raytheon Company

870 Winter Street

Waltham, Massachusetts 02451

(Name and address of agent for service)

(781) 522-3000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price per share (1)	Amount of registration fee (1)
Common Stock, par value $.01 per share	6,200,000	$38.67	239,754,000	$28,219

(1)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low price per share of Common Stock as reported on the New York Stock Exchange on May 4, 2005.

(2)	The Registrant has registered (a) 28,000,000 shares of Common Stock which may be issued pursuant to the 2001 Stock Plan and (b) 100,000 shares of Common Stock which may be issued pursuant to the 1997 Nonemployee Directors Restricted Stock Plan under previously filed Forms S-8 and are hereby incorporated by reference. See Registration statements numbered 333-64168 filed on June 29, 2001 and 333-45629 filed on February 5, 1998.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement on Form S-8 (the “Registration Statement”) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed herewith or incorporated herein by reference in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of Raytheon Company filed with the Commission are incorporated by reference in this Registration Statement and made a part hereof:

(a)	Raytheon Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 15, 2005;

(b)	Raytheon Company’s Quarterly Report on Form 10-Q for the quarter ended March 27, 2005, filed with the Commission on April 29, 2005;

(c)	Raytheon Company’s Current Reports on Form 8-K, filed with the Commission on April 28, 2005, April 21, 2005, April 15, 2005, March 29, 2005, March 25, 2005, March 14, 2005, March 2, 2005 and February 3, 2005; and

(d)	The description of Raytheon Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on May 1, 2001 including any amendments thereto.

All documents filed by Raytheon Company pursuant to Sections 13(a), 13(c), 14 and/or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered by this Registration Statement have been sold, or deregistering all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) sets forth provisions permitting and, in some situations, requiring Delaware corporations, such as the Registrant, to provide indemnification to their directors and officers for losses and litigation expense incurred in connection with their service to the corporation in those capacities.

The Restated Certificate of Incorporation of Raytheon Company provides that no director of Raytheon Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation is prohibited under the DGCL as it currently exists or as it may be amended in the future.

The Restated Certificate of Incorporation also provides that Raytheon Company shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Raytheon Company or is or was serving at the request of Raytheon Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer), to the fullest extent authorized by the DGCL as it currently exists or as it may be amended in the future, against all expense, liability and loss (including attorneys’ fees, judgments, fines, payments in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person. Such indemnification shall continue as to a person who ceases to be a director or officer of Raytheon Company and shall inure to the benefit of such person’s heirs, executors and administrators. Raytheon Company shall not be required to indemnify a person in connection with such action, suit or proceeding initiated by such person if it was not authorized by the Board of Directors except under limited circumstances.

The Restated Certificate of Incorporation also provides that Raytheon Company shall pay the expenses of directors and officers incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that, if and to the extent that the DGCL requires, the payment of expenses incurred by a director or officer in advance of the final disposition of any action, suit or proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the Restated Certificate of Incorporation or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under the Restated Certificate of Incorporation is not paid in full within 30 calendar days after a written claim therefor has been received by Raytheon Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled also to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any action, suit or proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Raytheon Company) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed. Raytheon Company shall have the burden of providing such defense. Neither the failure of Raytheon Company to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by Raytheon Company that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The right to indemnification and the payment of expenses conferred on any person by the Restated Certificate of Incorporation shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation or the Amended and Restated By-Laws of Raytheon Company, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of the provisions of the Restated Certificate of Incorporation described herein by the stockholders of Raytheon Company will not adversely affect any limitation on the personal liability of directors for, or any rights of directors in respect of, any cause of action, suit or claim accruing or arising prior to the repeal or modification.

The Restated Certificate of Incorporation also provides that Raytheon Company may maintain insurance to protect itself and any director, officer, employee or agent of Raytheon Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 7.	Exemption from Registration Claimed.

Not Applicable

Item 8.	Exhibits.

4.1	Raytheon Company 2001 Stock Plan, included as an exhibit to Raytheon’s 2005 Proxy Statement on Schedule 14A dated March 24, 2005, is incorporated herein by reference.

4.2	Raytheon Company 1997 Nonemployee Directors Restricted Stock Plan, included as an exhibit to Raytheon’s 2005 Proxy Statement on Schedule 14A dated March 24, 2005, is incorporated herein by reference.

5.1	Opinion of Jay B. Stephens, Esq. As to the legality of the securities being registered.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Jay B. Stephens, Esq. is included in Exhibit 5.1.

24.1	Powers of Attorney (included on the signature page of the Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a) Raytheon Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Raytheon Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Raytheon Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Raytheon Company pursuant to the provisions described in Item 6 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Raytheon Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, Raytheon Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham and the Commonwealth of Massachusetts on this 4th day of May, 2005.

RAYTHEON COMPANY

By:	/s/ JAY B. STEPHENS
Jay B. Stephens
Senior Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Raytheon Company, a Delaware corporation, does hereby appoint Jay B. Stephens and Biggs C. Porter, and each of them, jointly and severally, as his or her lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, including but not limited to that listed below, in connection with the preparation, execution and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 of this Registration Statement and any post-effective amendments thereto, and to file the same with all exhibits hereto, and other documents in connection herewith, and all matters required by the Commission in connection with this Registration Statement, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall remain in full force and effect until revoked or superseded by written notice filed with the Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 4, 2005 by the following persons in the capacities indicated below.

/s/ WILLIAM H. SWANSON William H. Swanson	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ BARBARA M. BARRETT Barbara M. Barrett	Director

/s/ FERDINAND COLLOREDO-MANSFELD Ferdinand Colloredo-Mansfeld	Director

/s/ JOHN M. DEUTCH John M. Deutch	Director

/s/ THOMAS E. EVERHART Thomas E. Everhart	Director

/s/ FREDERIC M. POSES Frederic M. Poses	Director

/s/ WARREN B. RUDMAN Warren B. Rudman	Director

/s/ MICHAEL C. RUETTGERS Michael C. Ruettgers	Director

Ronald L. Skates	Director

/s/ WILLIAM R. SPIVEY William R. Spivey	Director

/s/ LINDA G. STUNTZ Linda G. Stuntz	Director

/s/ BIGGS C. PORTER Biggs C. Porter	Acting Chief Financial Officer, Vice President and Controller (Principal Financial and Accounting Officer)

Exhibits.

4.1	Raytheon Company 2001 Stock Plan, included as an exhibit to Raytheon’s 2005 Proxy Statement on Schedule 14A dated March 24, 2005, is incorporated herein by reference.

4.2	Raytheon Company 1997 Nonemployee Directors Restricted Stock Plan, included as an exhibit to Raytheon’s 2005 Proxy Statement on Schedule 14A dated March 24, 2005, is incorporated herein by reference.

5.1	Opinion of Jay B. Stephens, Esq. as to the legality of the securities being registered.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Jay B. Stephens, Esq. is included in Exhibit 5.1.

24.1	Powers of Attorney (included on the signature page of the Registration Statement).

*	Filed herewith.